Exhibit 99.1

NASDAQ Grants China Jo-Jo Drugstores 180-Day Extension to Regain Compliance with Bid Price Requirement

HANGZHOU, China--(BUSINESS WIRE)--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in China, today announced that on November 6, 2013, it received notification from NASDAQ granting the Company an additional 180-day period, or until May 5, 2014, to remain listed on the NASDAQ Capital Market and to regain compliance with NASDAQ’s minimum $1.00 bid price per share rule.

Under NASDAQ Listing Rules, the Company was granted this extension because it met the continued listing requirement for market value of publicly held shares and all other applicable NASDAQ listing requirements, except the bid price requirement. The Company provided written notice to NASDAQ of its intention to cure the bid price deficiency during the second compliance period by affecting a reverse stock split, if necessary.

The Company will regain compliance with the minimum bid requirement if at any time prior to May 5, 2014, the bid price for the Company’s common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days.

If the Company does not regain compliance by the end of this extension period, it will receive notification from NASDAQ that its shares are subject to delisting.  At that point, the Company may then appeal the delisting determination to a NASDAQ Hearings Panel.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China.  As of September 30, 2013, the Company had 51 retail pharmacies throughout Zhejiang Province and Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts

China Jo-Jo Drugstores, Inc.
Ming Zhao
Chief Financial Officer
Tel: (561) 372-5555
Email: frank.zhao@jojodrugstores.com